Exhibit 10.1

GP Strategies Corporation 2018

Amended Long-Term Incentive Program (LTIP)

Overview

The Compensation Committee of the Board of Directors of GP Strategies Corporation (the “Company”) adopted this Long-Term Incentive Plan (“LTIP”) on April 20, 2018 and it was amended by the Board of Directors on January 10, 2020. This LTIP supersedes all prior long-term incentive programs.

The Company will make any grants under this LTIP pursuant to the GP Strategies Corporation 2011 Stock Incentive Plan, as the Company may amend it from time to time (the “Plan”). The Company may amend, supplement or terminate this LTIP at any time by action of the Board of Directors or the Compensation Committee of the Board of Directors.

Overall Objectives

The Company is adopting this LTIP to (1) align the interests of our executives with those of our stockholders by rewarding the achievement of goals that reflect the delivery of value to our stockholders and (2) assist in the attraction and retention of talent critical to the Company’s success as a component in a package of total compensation that is competitive in the marketplace.

Eligible Employees

The Chief Executive Officer, President, any Executive Vice President, Senior Vice Presidents selected by the Compensation Committee or any other person that the Compensation Committee decides to include in this LTIP.

Target Awards

The target level of equity compensation for each participant is determined by multiplying the participant’s base annual salary by a number. The Company intends to make annual grants of restricted stock units to LTIP participants in the following amounts:

Level	Amount

Chief Executive Officer	1.3 x Base Annual Salary

President	1.1 x Base Annual Salary

Executive Vice President	0.8 x Base Annual Salary

Selected Senior Vice Presidents	0.6 x Base Annual Salary

The Compensation Committee will decide a target award level for any other participants it decides to add.

Performance Measure

All RSUs granted under the LTIP will have performance based vesting.

The RSUs will vest based on percentage compound annual growth rate (“CAGR”) in “Equity Value per Share” (as defined below) over a three year measurement period.

“Equity Value Per Share” means Adjusted EBITDA times the Multiplier, minus Total Debt plus Cash, divided by basic shares outstanding on the measurement date.

“EBITDA” means net income as reported by the Company plus interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” means EBITDA plus non‐cash stock compensation expense, and an adjustment determined by the Committee to capture a full 12 months of EBITDA of acquired businesses during the measurement period, and other adjustments to EBITDA for other non‐recurring or non‐cash items as it determines appropriate.

“Multiplier” means the number determined by the Compensation Committee at the time it makes a grant under this LTIP.

The Company will calculate the foregoing using amounts stated in the Company’s audited financial statements for the relevant periods prepared in accordance with U.S. GAAP.

Performance Objectives for Vesting

At the time of granting an award under this LTIP, the Compensation Committee will establish the level of achievement on the performance measure at which 10%, 25%, 50%, 75%, 100% and 125% of the participants’ Target Award will vest.

Vesting on Change in Control of the Company

To the extent not already vested or previously forfeited, if a Change in Control (other than a Change in Control that is a Sale of the Company) occurs, such percentage of the participant’s Target Award (and corresponding RSUs) will become vested and nonforfeitable on the date of the Change in Control based on achievement of the pro rata portion of the Performance Measures relating to the portion of the Performance Period completed as of the date of the Change in Control (or as otherwise required under the terms of the Plan). The term “Change in Control” shall have the meaning set forth in the Plan. To the extent not already vested or previously forfeited, if a Sale of the Company occurs, 100% of the participant’s Target Award (and corresponding RSUs) will become vested and nonforfeitable upon the Sale of the Company.

“Sale of the Company” means any transaction that constitutes a Change in Control under clauses (ii) or (iii) of the definition of Change in Control in the Plan.

Administration

Except for the section entitled “Vesting on Change in Control of the Company” this LTIP is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any other inconsistencies between this LTIP and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this LTIP or any matters as to which this LTIP is silent, the Plan shall govern.

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